JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund Ltd.
Amendment to Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
And Neuberger Berman Investment Advisers LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Neuberger Berman Investment Advisers LLC (formerly Neuberger Berman Fixed Income LLC), a Delaware limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund Ltd. (the “Company”) is a wholly owned subsidiary of the JNL/Neuberger Berman Risk Balanced Commodity Strategy Fund organized as a company exempt from tax under the laws of the Cayman Islands;

Whereas, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of the 27thday of April, 2015, as amended (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to the Company.

Whereas, the parties have agreed to amend the following section of the Agreement:

Section 3. “Management.”

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

The following shall be inserted as sub-paragraph h) in Section 3. “Management.” under the heading entitled: “The Sub-Adviser further agrees that it:”

h)
at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses, and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 31 day of December 2016, effective December 14, 2016.

Jackson National Asset Management, LLC		Neuberger Berman Investment Advisers LLC

By:	/s/ Mark D. Nerud	By:	/s/ Robert Conti
Name:	Mark D. Nerud	Name:	Robert Conti
Title:	President and CEO	Title:	Managing Director